                                                                    Exhibit 99.2


                               USA EDUCATION, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
                               FOURTH QUARTER 2001
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


The following supplemental information should be read in connection with USA Education, Inc.'s (the "Company") press release of fourth quarter 2001 earnings, dated January 17, 2002.

Statements in this Supplemental Financial Information Release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see the Company's filings with the Securities and Exchange Commission.

PRO-FORMA STATEMENTS OF INCOME

Under generally accepted accounting principles ("GAAP"), the Company's securitization transactions have been treated as sales. At the time of sale, the Company records a gain equal to the present value of the estimated future net cash flows from the portfolios of loans sold. Interest earned on the interest residual and fees earned for servicing the loan portfolios are recognized over the life of the securitization transaction as servicing and securitization revenue. Income recognition is effectively accelerated through the recognition of a gain at the time of sale while the ultimate realization of such income remains dependent on the actual performance, over time, of the loans that were securitized.

Effective for the fiscal year beginning January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133." SFAS 133 requires that derivative instruments be recorded in the balance sheet as either an asset or liability measured at its fair value (see "New Accounting Pronouncements").

Most of the derivative contracts into which the Company enters are effective economic hedges for its interest rate management strategy but are not effective hedges under SFAS 133. The majority of these hedges are treated as "trading" for GAAP purposes and therefore the resulting mark-to-market is taken into GAAP earnings. For example, SFAS 133 requires that the Company mark-to-market its written options but none of its embedded options in its student loan assets. Effectively, in this case, SFAS 133 recognizes the liability but not the corresponding asset.

Management believes that, in addition to results of operations as reported in accordance with GAAP, another important performance measure is pro-forma results of operations under the assumptions that the securitization transactions are financings and that the securitized student loans were not sold. In addition, the effects of SFAS 133 are excluded from the pro-forma results of operations and the economic hedge effects of derivative instruments, as discussed in "New Accounting Pronouncements," are recognized. The pro-forma results of operations also exclude the effect of floor revenue, certain gains and losses on sales of investment securities and student loans, a one-time integration charge related to the July 2000 acquisition of USA Group, Inc. ("USA Group") and the amortization and changes in market value of goodwill and intangible assets. The following pro-forma statements of income present the Company's results of operations under these assumptions. Management refers to these pro-forma results as "core cash basis" statements of income. Management monitors the periodic "core cash basis" earnings of the Company's managed student loan portfolio and believes that they assist in a better understanding of the Company's student loan business. The following table presents the "core cash basis" statements of income and reconciliation to GAAP net income as reflected in the Company's consolidated statements of income.

                                                                   QUARTERS ENDED                            YEARS  ENDED
                                                     --------------------------------------------    ----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                         2001           2001            2000             2001            2000
                                                     ------------   ------------     ------------    ------------    ------------
"CORE CASH BASIS" STATEMENTS OF INCOME:
Insured student loans .........................        $   857         $ 1,051         $ 1,441         $ 4,325         $ 5,015
Advances/Facilities/Investments ...............             80             103             186             468             652
                                                       -------         -------         -------         -------         -------
Total interest income .........................            937           1,154           1,627           4,793           5,667
Interest expense ..............................           (596)           (834)         (1,353)         (3,522)         (4,628)
                                                       -------         -------         -------         -------         -------
Net interest income ...........................            341             320             274           1,271           1,039
Less: provision for losses ....................             30              21              14              89              53
                                                       -------         -------         -------         -------         -------
Net interest income after provision for losses             311             299             260           1,182             986
                                                       -------         -------         -------         -------         -------
Other income:
     Gains (losses) on sales of securities ....             (2)             --              --              (2)              1
     Guarantor servicing fees .................             66              76              73             255             128
     Other ....................................             47              55              46             202             152
                                                       -------         -------         -------         -------         -------
Total other income ............................            111             131             119             455             281
Total operating expenses ......................            170             173             165             660             514
                                                       -------         -------         -------         -------         -------
Income before income taxes and minority
   interest in net earnings of subsidiary .....            252             257             214             977             753
Income taxes ..................................             87              92              73             343             250
Minority interest in net earnings of
   subsidiary .................................              2               2               3              10              11
                                                       -------         -------         -------         -------         -------
"Core cash basis" net income ..................            163             163             138             624             492
Preferred stock dividends .....................              3               3               3              11              12
                                                       -------         -------         -------         -------         -------
"Core cash basis" net income attributable to
   common stock ...............................        $   160         $   160         $   135         $   613         $   480
                                                       =======         =======         =======         =======         =======
"Core cash basis" diluted earnings per share ..        $  1.03         $   .99         $   .80         $  3.75         $  2.93
                                                       =======         =======         =======         =======         =======

                                                                   QUARTERS ENDED                            YEARS  ENDED
                                                     --------------------------------------------    ----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                         2001           2001            2000             2001            2000
                                                     ------------   ------------     ------------    ------------    ------------
RECONCILIATION OF GAAP NET INCOME TO "CORE CASH
BASIS" NET INCOME:
GAAP net income ...............................        $   266         $  (194)        $    99         $   384         $   465
                                                       -------         -------         -------         -------         -------
"Core cash basis" adjustments:
   Net interest income on securitized
       loans ..................................            194             136             115             651             400
   Floor income on managed loans ..............           (154)            (42)             --            (335)             (3)
   Provision for losses .......................             (6)             (6)             (4)            (23)            (21)
   Gains on student loan securitizations ......            (20)            (27)             (1)            (75)            (92)
   Servicing and securitization revenue .......           (202)           (119)            (85)           (635)           (296)
   (Gains) losses on sales of securities ......             62              13              25             140             (18)
   Goodwill change in market value ............             18              --              --              18              --
   Goodwill amortization ......................             16              11               9              48              19
   Integration charge .........................             --              --              --              --              53
   Net impact of SFAS 133 .....................            (70)            580              --             570              --
                                                       -------         -------         -------         -------         -------
Total "core cash basis" adjustments ...........           (162)            546              59             359              42
Net tax effect  (A) ...........................             59            (189)            (20)           (119)            (15)
                                                       -------         -------         -------         -------         -------
"Core cash basis" net income ..................        $   163         $   163         $   138         $   624         $   492
                                                       =======         =======         =======         =======         =======

(A) Such tax effect is based upon Sallie Mae's marginal tax rate for the respective period.

"CORE CASH BASIS" STUDENT LOAN SPREAD AND NET INTEREST INCOME

The following table analyzes the reported earnings from the Company's portfolio of managed student loans, which includes loans both on-balance sheet and those off-balance sheet in securitization trusts.

"CORE CASH BASIS" STUDENT LOAN SPREAD ANALYSIS

                                                                   QUARTERS ENDED                        YEARS  ENDED
                                                     ------------------------------------------  ----------------------------
                                                     DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                         2001          2001           2000           2001            2000
                                                     ------------  ------------   ------------   ------------    ------------
"Core cash basis" adjusted student loan yields....        5.40%          6.48%          9.10%         6.77%           8.92%
Consolidation loan rebate fees....................        (.22)          (.20)          (.19)         (.20)           (.18)
Offset fees.......................................        (.07)          (.07)          (.07)         (.07)           (.08)
Borrower benefits.................................        (.12)          (.12)          (.09)         (.11)           (.09)
Premium amortization..............................        (.27)          (.26)          (.25)         (.26)           (.26)
                                                     ---------     ----------      ---------     ---------       ---------
Student loan income...............................        4.72           5.83           8.50          6.13            8.31
Cost of funds ....................................       (2.83)         (4.04)         (6.86)        (4.32)          (6.61)
                                                     ---------     ----------      ---------     ----------      ---------
"Core cash basis" student loan spread.............        1.89%          1.79%          1.64%         1.81%           1.70%
                                                     =========     ==========      =========     =========       =========
AVERAGE BALANCES
Managed student loans.............................   $  71,988     $   71,550      $  67,462     $  70,619       $  60,348
                                                     =========     ==========      =========     =========       =========

The Company generally earns interest at the greater of the borrower's rate or a floating rate determined by reference to the average of the applicable floating rates (91-day Treasury bill, commercial paper, 52-week Treasury bill, or the constant maturity Treasury rate) in a calendar quarter, plus a fixed spread, which is dependent upon when the loan was originated. In all cases, the rate the borrower pays sets a minimum rate for determining the yield the Company earns on the loan. The Company generally finances its student loan portfolio with floating rate debt tied to the average of the 91-day Treasury bill auctions, the commercial paper index, the 52-week Treasury bill, or the constant maturity Treasury rate, either directly or through the use of derivative financial instruments, to mimic the interest rate characteristics of the student loans. Such borrowings in general, however, do not have minimum rates. As a result, in certain declining interest rate environments, the portfolio of managed student loans may be earning the minimum borrower rate, while the Company's funding costs (exclusive of funding spreads) will generally decline along with short term interest rates. For loans where the borrower's interest rate is fixed to term, lower interest rates may benefit the spread earned on student loans for extended periods of time. For loans where the borrower's interest rate is reset annually, any benefit of a low interest rate environment will only enhance student loan spreads through the next annual reset of the borrower's interest rate, which occurs on July 1 of each year. Due to the low Treasury bill and commercial paper rates in the fourth quarter of 2001 compared to the minimum borrower rates on the reset dates, the Company realized $91 million, which is net of $63 million in hedge transaction losses, of floor revenue in the fourth quarter of 2001. This compares to $.02 million in the year-ago quarter and $28 million in the prior quarter, which is net of $14 million in hedge transaction losses. These earnings have been excluded from student loan income to calculate the "core cash basis" student loan spread and "core cash basis" net income. These losses have been excluded from "core cash basis" gains (losses) on sales of securities.

The "core cash basis" student loan spread increased 8 basis points versus the prior quarter due to the Company locking in floor revenue through term hedges and as a result of better funding spreads. In addition, the "core cash basis" student loan spread increased 4 basis points on a short-term basis from the significant decrease in interest rates and its impact on a portion of the student loan portfolio where the yield is based on the prior quarter's Treasury bill rate but is funded with liabilities based on the current quarter's interest rates. Finally, the "core cash basis" student loan spread was reduced by 2 basis points due to the increase in the consolidation loan portfolio, which bears an offset fee payable to the Department of Education. The increase in the "core cash basis" student loan spread versus the year-ago quarter is due to higher yields on the student loan portfolio from the mix (private loans versus federal loans), a higher percentage of federal loans in a repayment status, floor revenue locked in through term hedges and better funding spreads.

The "core cash basis" net interest margin for the fourth quarters of 2001 and 2000 and the third quarter of 2001 was 1.74 percent, 1.42 percent and 1.64 percent, respectively. The increase in fourth quarter of 2001 "core cash basis" net interest margin versus the fourth quarter of 2000 is principally due to an increase in the percentage of average managed student loans to average managed earning assets. The increase in fourth quarter of 2001 "core cash basis" net interest margin versus the prior quarter is principally due to the changes in the student loan spread discussed above.


STUDENT LOAN SPREAD AND NET INTEREST INCOME

The following table analyzes the reported earnings from student loans on-balance sheet.

STUDENT LOAN SPREAD ANALYSIS

                                                        QUARTERS ENDED                           YEARS  ENDED
                                          -------------------------------------------    -----------------------------
                                          DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                              2001           2001            2000            2001             2000
                                          ------------   ------------    ------------    ------------     ------------
   ON-BALANCE SHEET
   Student loan yields..........             6.00%          6.57%            9.09%           7.05%            8.91%
   Consolidation loan rebate fees            (.32)          (.30)            (.28)           (.30)            (.27)
   Offset fees..................             (.13)          (.13)            (.13)           (.13)            (.13)
   Borrower benefits............             (.07)          (.07)            (.07)           (.07)            (.07)
   Premium amortization.........             (.24)          (.23)            (.21)           (.23)            (.20)
                                      -----------    -----------      -----------     -----------      -----------
   Student loan income..........             5.24           5.84             8.40            6.32             8.24
   Cost of funds................            (2.74)         (3.93)           (6.64)          (4.31)           (6.42)
                                      -----------    -----------      -----------     -----------      -----------
   Student loan spread..........             2.50%          1.91%            1.76%           2.01%            1.82%
                                      ===========    ===========      ===========     ===========      ===========

   AVERAGE BALANCES
   On-balance sheet student
      loans.....................      $    41,504    $    40,180      $    37,024     $    40,025      $    34,637
   Securitized loans............           30,484         31,370           30,438          30,594           25,711
                                      -----------    -----------      -----------     -----------      -----------
   Managed student loans........      $    71,988    $    71,550      $    67,462     $    70,619      $    60,348
                                      ===========    ===========      ===========     ===========      ===========


In periods of declining interest rates, the Company's on-balance sheet portfolio of student loans may be earning the minimum borrower rate, while the Company's funding costs (exclusive of funding spreads) will generally decline along with short term interest rates in a manner similar to the Company's managed portfolio of student loans discussed in detail above under `"Core Cash Basis' Student Loan Spread Analysis." Due to the continued decline in short-term interest rates during the fourth quarter of 2001, the Company realized $61 million in floor revenue in the fourth quarter of 2001 versus $.02 million in the year-ago quarter and $20 million in the prior quarter. This decline in interest rates increased the on-balance sheet student loan spread by 58 basis points versus the year-ago quarter and 38 basis points versus the prior quarter.

AVERAGE BALANCE SHEETS

The following tables reflect the rates earned on assets and paid on liabilities for the quarters ended December 31, 2001, September 30, 2001 and December 31, 2000, and the years ended December 31, 2001 and 2000.

                                                                  QUARTERS ENDED
                                         ---------------------------------------------------------------
                                             DECEMBER 31,         SEPTEMBER 30,         DECEMBER 31,
                                                2001                  2001                  2000
                                         ------------------    ------------------    -------------------
                                          AMOUNT      RATE      AMOUNT      RATE      AMOUNT       RATE
                                         --------    ------    --------    ------    --------     ------
AVERAGE ASSETS
Student loans....................        $ 41,504     5.24%    $ 40,180     5.84%    $  37,024     8.40%
Warehousing advances.............             973     3.05          964     4.37           903     6.77
Academic facilities financings...             732     8.28          757     8.29           877     8.17
Investments......................           6,775     3.70        6,818     5.01         8,367     6.65
                                         --------     ----     --------     ----     ---------   ------
Total interest earning assets....          49,984     5.04%      48,719     5.74%       47,171     8.06%
Non-interest earning assets......           5,009     ====        4,428     ====         3,408   ======
                                         --------              --------              ---------
Total assets.....................        $ 54,993              $ 53,147              $  50,579
                                         ========              ========              =========
AVERAGE LIABILITIES AND STOCK-
  HOLDERS' EQUITY
Six-month floating rate notes....        $  3,293     2.30%    $  4,011     3.82%    $   5,022     6.71%
Other short-term borrowings......          29,260     2.52       29,818     3.88        28,612     6.64
Long-term notes..................          17,997     3.42       15,529     4.38        13,727     6.75
                                         --------     ----     --------     ----     ---------   ------
Total interest bearing liabilities         50,550     2.83%      49,358     4.03%       47,361     6.68%
Non-interest bearing liabilities.           2,929     ====        2,367     ====         1,842   ======
Stockholders' equity.............           1,514                 1,422                  1,376
                                         --------              --------              ---------
Total liabilities and stockholders'
  equity.........................        $ 54,993              $ 53,147              $  50,579
                                         ========              ========              =========
Net interest margin..............                     2.18%                 1.65%                  1.35%
                                                      ====                  ====                 ======
                                                                YEARS ENDED
                                                 -------------------------------------------
                                                  DECEMBER 31, 2001       DECEMBER 31, 2000
                                                 --------------------    -------------------
                                                  AMOUNT       RATE       AMOUNT       RATE
                                                 -------      ------     --------     ------
          AVERAGE ASSETS
          Student loans....................      $ 40,025      6.32%     $ 34,637      8.24%
          Warehousing advances.............           968      4.48           825      6.84
          Academic facilities financings...           787      8.30           974      8.50
          Investments......................         7,212      5.25         7,486      6.81
                                                 --------      ----      --------      ----
          Total interest earning assets....        48,992      6.15%       43,922      7.98%
          Non-interest earning assets......         4,495      ====         2,711      ====
                                                 --------                --------
          Total assets.....................      $ 53,487                $ 46,633
                                                 ========                ========
          AVERAGE LIABILITIES AND STOCK-
            HOLDERS' EQUITY
          Six-month floating rate notes....      $  4,112      4.17%     $  4,660      6.49%
          Other short-term borrowings......        31,540      4.18        30,670      6.40
          Long-term notes..................        14,047      4.51         8,636      6.61
                                                 --------      ----      --------      ----
          Total interest bearing liabilities       49,699      4.27%       43,966      6.45%
          Non-interest bearing liabilities.         2,366      ====         1,574     ====
          Stockholders' equity.............         1,422                   1,093
                                                 --------                --------
          Total liabilities and stockholders'
            Equity.........................      $ 53,487                $ 46,633
                                                 ========                ========
          Net interest margin..............                    1.82%                   1.52%
                                                               ====                    ====

NET INTEREST MARGIN AND INCOME

The net interest margin for the fourth quarters of 2001 and 2000 and the third quarter of 2001 was 2.18 percent, 1.35 percent and 1.65 percent, respectively. The increase in the net interest margin for the fourth quarter of 2001 versus the fourth quarter of 2000 is principally due to the increase in the percentage of average student loans to total average earning assets. The increase is also due to the impact of floor earnings discussed previously in "Student Loan Spread Analysis." The net interest margin for the fourth quarter 2001 increased by 53 basis points over the prior quarter. This was primarily due to the increase in floor revenue quarter over quarter.

SECURITIZATION PROGRAM

During the fourth quarter of 2001, the Company securitized $1.5 billion and recorded a pre-tax securitization gain of $20 million, which was 1.32 percent of the portfolio securitized. In the fourth quarter of 2000, the Company securitized $70 million and recorded a pre-tax securitization gain of $1 million or 1.19 percent of the portfolio securitized. In the third quarter of 2001, the Company securitized $1.5 billion and recorded a pre-tax securitization gain of $27 million, which was 1.74 percent of the portfolio securitized. The decrease in the gain percentage in the current quarter versus the prior quarter is partially due to the shorter average life of the loans securitized in the fourth quarter. In addition, the fourth quarter securitization contained a higher percentage of unsubsidized interim loans.

Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes both the revenue the Company receives for servicing loans in the securitization trusts and the income earned on the interest residual asset. Servicing and securitization revenue totaled $202 million in the fourth quarter of 2001 versus $85 million in the corresponding year-ago quarter, and $119 million in the prior quarter. In the fourth quarter of 2001, servicing and securitization revenue was 2.62 percent of average securitized loans versus 1.11 percent in the year-ago quarter and 1.50 percent in the third quarter of 2001. The increase in servicing and securitization revenue as a percentage of the average balance of securitized student loans in the fourth quarter of 2001 versus the fourth quarter of 2000 is principally due to the impact of the decline in Treasury bill rates during the fourth quarter of 2001, which increased the earnings from those student loans in the trusts that were earning the minimum borrower rate in a manner similar to on-balance sheet student loans. The increase in servicing and securitization revenue as a percentage of the average balance of securitized student loans in the fourth quarter of 2001 versus the third quarter of 2001 is due to the increase in floor revenue discussed previously in `"Core Cash Basis' Student Loan Spread Analysis."

OTHER INCOME

"Core cash basis" other income excludes gains on student loan securitizations, servicing and securitization revenue, the effect of SFAS 133, and certain gains and losses on sales of investment securities and student loans. Such income was $111 million for the fourth quarter 2001 versus $119 million in the year-ago quarter and $131 million for the third quarter 2001. "Core cash basis" other income mainly includes guarantor servicing fees, late fees earned on student loans, fees received from servicing third party portfolios of student loans, and commitment fees for letters of credit. In the fourth quarter 2001, the Company recognized an $18 million loss on impairment of assets generated from the scheduled sale of its Sallie Mae Solutions product line. This loss has been excluded from "core cash basis" other income. The decrease in fourth quarter 2001 "core cash basis" other income versus the year-ago quarter and the prior quarter is principally due to revenue related to the USA Group and SLFR acquisitions and to the seasonal nature of the guarantor servicing operations, respectively.

OPERATING EXPENSES

In the fourth quarter of 2001, "core cash basis" operating expenses were $170 million versus $165 million in the corresponding year-ago period and $173 million in the third quarter of 2001. The decrease in operating expenses for the fourth quarter of 2001 versus the prior quarter is primarily due to decreased servicing volume and decreased operational activities for originations due to the seasonal nature of the business.

MINORITY INTEREST IN SUBSIDIARY

On December 10, 2001, the Student Loan Marketing Association, a subsidiary of USA Education, Inc., redeemed its preferred stock and issued common stock to USA Education, Inc., thereby eliminating the minority interest in subsidiary from the Company's "Consolidated Balance Sheets."

CAPITAL

The Company repurchased 1.8 million shares during the fourth quarter of 2001 through open market purchases and equity forward settlements and issued a net
0.5 million shares as a result of benefit plans. At December 31, 2001, the total common shares that could potentially be acquired over the next three years under outstanding equity forward contracts was 11.2 million at an average price of $71.63 per share. The Company had a remaining authority to enter into additional share repurchases and equity forward contracts for 2.3 million shares.

STUDENT LOAN PURCHASES

                                                                   QUARTERS ENDED                      YEARS ENDED
                                                      ----------------------------------------  --------------------------
                                                      DECEMBER 31,  SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                          2001           2001        2000            2001        2000
                                                      ------------  ------------  ------------  ------------ -------------
Preferred channel ..............................         $ 1,674      $ 2,277      $ 1,294        $ 9,524      $ 6,595
Other commitment clients .......................             173          269          179            949        1,405
Spot purchases .................................             192          137          396            678          885
Acquisitions ...................................               -            -            -              -        4,524
Consolidations .................................             422          268          238          1,172          824
Other ..........................................             339          290          325          1,209        1,149
                                                         -------      -------      -------        -------      -------
Subtotal .......................................           2,800        3,241        2,432         13,532       15,382
Managed loans acquired .........................             234          257          268            894        5,912
                                                         -------      -------      -------        -------      -------
Total managed loans acquired ...................         $ 3,034      $ 3,498      $ 2,700        $14,426      $21,294
                                                         =======      =======      =======        =======      =======


The Company purchased and acquired $3.0 billion of student loans in the fourth quarter of 2001 compared with $2.7 billion in the year-ago quarter and $3.5 billion in the previous quarter.

In the fourth quarter of 2001, the Company's preferred-channel originations totaled $2.4 billion versus $2.0 billion in the year-ago quarter and $3.3 billion in the prior quarter. The pipeline of loans currently serviced and committed for purchase by the Company was $5.6 billion at December 31, 2001 versus $4.5 billion at December 31, 2000 and $4.8 billion at September 30, 2001.

LEVERAGED LEASES

The Company has investments in leveraged leases totaling $296 million, of which $282 million represent general obligations of major U.S. commercial airlines. The airline industry has been in a state of uncertainty since the events of September 11, 2001. All payment obligations remain current and the Company has not been notified of any counterparty's intention to default on any payment obligations. In the event of default, any potential loss would be partially mitigated by recoveries on the sale of the aircraft collateral and elimination of expected tax liabilities reflected in the balance sheet of $259 million. Any potential loss would be increased by incremental tax obligations related to forgiveness of debt obligations.

NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2001, the Company adopted SFAS 133, which requires that changes in derivative instruments' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In addition to the designation of the derivative as a hedge, the primary requirement for hedge accounting is demonstration that the hedge is an effective offset to either changes in cash flows or fair value.

Under the Higher Education Act, student loans have terms that create an embedded floor derivative. These assets have an interest rate indexed to the 91-day Treasury bill, commercial paper, 52-week Treasury bill or the constant maturity Treasury rate, but limited by a minimum interest rate. The Company finances its loan portfolio by entering into debt transactions at either a fixed rate or variable rate tied to 91-day Treasury bill, commercial paper, 52-week


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Treasury bill or constant maturity Treasury rates. In order to manage the cash inflow characteristics of these assets with the cash outflow characteristics of the Company's debt, the Company has entered into primarily two types of derivative transactions. First, the Company will often sell floor contracts for all or a portion of the estimated student loan life. SFAS 133 does not recognize these floor contracts as an effective hedge unless the terms of the sold floor match the terms of the embedded floor in the student loan asset. In cases where the Company sells a floor for a term shorter than the average life of the student loan, the floor must be marked-to-market with any changes in value reflected in the income statement while the embedded floor in the student loan asset is ignored. Second, to the extent that the Company has variable LIBOR-based debt, the Company will enter into basis swaps to better match the cash flows of the assets and liabilities. In this situation, SFAS 133 requires that the change in the value of the hedge effectively offset both the change in the value of the asset and the change in the value of the liability. Because of the existence of a minimum rate in the assets, this effectiveness test cannot be met and these swaps are recorded at market value with subsequent changes in value reflected in the income statement.

Due to the implementation of SFAS 133, the Company recognized $70 million of net, pre-tax gains in the fourth quarter 2001 versus $580 million of net, pre-tax losses in the third quarter 2001. These fourth quarter 2001 gains include $98 million net, mark-to-market gains on derivative positions, of which $126 million is attributable to floor revenue contracts with an $18.5 billion notional amount, and $3 million is attributable to Eurodollar futures contracts that did not meet the hedge effectiveness criteria under SFAS 133. These gains were partially offset by pre-tax losses of $24 million attributable to interest rate swaps, $2 million attributable to cap contracts and a $5 million pre-tax loss on ineffectiveness of fair value hedges. These pre-tax losses were partially offset by a pre-tax gain of $10 million attributable to transition amortization. For "core cash basis" purposes, a $34 million net loss representing the amortization of premiums on floor and cap hedges and a $4 million net loss on Eurodollar futures contracts were also recognized. The entire $70 million of net, pre-tax gains have been excluded from "core cash basis" results.

Under the Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," the Company does mark-to-market its interest residual asset for its securitization trusts. This mark-to-market includes a valuation adjustment for the floor option embedded in the student loan asset. In the fourth quarter 2001, the Company recognized an unrealized, after-tax loss on this asset of $38 million. This gain is booked directly to other comprehensive income in the equity section of the balance sheet.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 requires companies to use the purchase method of accounting for all business combinations initiated after June 30, 2001, and broadens the criteria for recording identifiable intangible assets separate from goodwill. SFAS 142 requires companies to cease systematically amortizing goodwill (and other intangible assets with indefinite lives) to results of operations, but rather perform an assessment for impairment by applying a fair-value-based test on an annual basis (or an interim basis if circumstances indicate a possible impairment). Future impairment losses are to be recorded as an operating expense, except at the transition date, when any impairment write-off of existing goodwill is to be recorded as a "cumulative effect of change in accounting principle." In accordance with SFAS 142, any goodwill and indefinite-life intangibles resulting from acquisitions completed after June 30, 2001 will not be amortized. Effective January 1, 2002, the Company will cease the amortization of goodwill and indefinite-life intangibles existing at June 30, 2001 in accordance with SFAS 142. Beginning in the first quarter of 2002, the Company will be required to test its goodwill for impairment, which could have an adverse effect on the Company's futures results of operations if an impairment occurs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS 142.


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